Exhibit 10.1

AMENDMENT NO. 1

     AGREEMENT made as of March 1, 2005 between WINDING BROOK DRIVE LLC, a Connecticut limited liability company having an address in care of Abbey Road Advisors LLC, 8 Wright Street, Westport, Connecticut 06880, Attn: Mr. W. M. Keeney (“Lessor”), and OPEN SOLUTIONS INC., a Delaware corporation having an address of 455 Winding Brook Drive, Glastonbury, Connecticut 06033, Attn: Mr. Carl Blandino (“Lessee”).

RECITALS

A.	Lessee and WB Development Partnership, predecessor in interest to Lessor, entered into a lease dated as of May 4th, 2004 (the “Lease”) for 45,476 rentable square feet of office space located on the third and fourth floors (the “Original Premises”) of the building commonly known as 455 Winding Brook Drive, Glastonbury, Connecticut (the “Building”).

B.	The parties desire to increase the leased premises by adding thereto 20,476 rentable square feet on the first floor of the Building as shown as the cross-hatched area on Exhibit A hereto (the “Expansion Space”) and make certain other changes to the Lease.

C.	All capitalized terms used herein shall have the meanings ascribed to them in the Lease unless otherwise specified herein.

NOW THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

1.	Effective Date. On January 1, 2006 (the “Effective Date”) the following changes to the Lease shall become effective:

(a)	Expansion Space. The Expansion Space shall be added to the Original Premises for aggregate premises of 65,952 rentable square feet (the “Premises”).

(b)	Lessee’s Proportionate Share. Lessee’s Proportionate Share (as such term is defined pursuant to the Lease) shall be increased to 76.60%.

(c)	Extension of Term. The Lease Term for the Premises shall be extended to January 31, 2013 (the “Expiration Date”).

(d)	Rent. Rent for the Premises shall be payable in advance in equal monthly installments as set forth below:

Period	Rent/SF	Rent/Month	Rent for Period
1/1/06-7/31/06	$19.66/sf	$108,051.36	$756,359.52
8/1/06-7/31/07	$20.16/sf	$110,799.36	$1,329,592.32
8/1/07-7/31/08	$20.66/sf	$113,547.36	$1,362,568.32
8/1/08-7/31/09	$21.16/sf	$116,295.36	$1,395,544.32
8/1/09-7/31/10	$21.66/sf	$119,043.36	$1,428,520.32
8/1/10-7/31/11	$22.16/sf	$121,791.36	$1,461,496.32
8/1/11-7/31/12	$22.66/sf	$124,539.36	$1,494,472.32
8/1/12-1/31/13	$23.16/sf	$127,287.36	$763,724.16

(e)	Storage Space. Notwithstanding anything in Section 502 of the Lease to the contrary, rent for any storage space in excess of 1,023 rentable square feet leased by Lessee during the initial Term, as extended hereby, shall be payable as set forth below:

Period	Rent/SF
1/1/06-7/31/06	$12.50/sf
8/1/06-7/31/07	$12.81/sf
8/1/07-7/31/08	$13.13/sf
8/1/08-7/31/09	$13.46/sf
8/1/09-7/31/10	$13.80/sf
8/1/10-7/31/11	$14.15/sf
8/1/11-7/31/12	$14.68/sf
8/1/12-1/31/13	$15.23/sf

Lessee hereby leases from Lessor a total of 1,515 rentable square feet of storage space for the initial Term, as extended hereby.

(f)	Renewal Terms. The First and Second Renewal Terms as set forth under Section 501 of the Lease shall be deleted and of no further force or effect.

(g)	Extension Options. Lessee shall have two (2) options to extend the Term:

(i)	The first extension option (the “First Extension Option”) shall be for an additional period of three (3) years and upon all of the terms and conditions of the Lease except that (A) the Rent during the First Extension Term shall be payable in advance in equal monthly installments as set forth below:

Period	Rent/SF	Rent/Month	Rent for Period
2/1/13-1/31/14	$23.50/sf	$129,156.00	$1,549,872.00
2/1/14-1/31/15	$24.00/sf	$131,904.00	$1,582,848.00
2/1/15-1/31/16	$24.50/sf	$134,652.00	$1,615,824.00

(B) Lessee shall pay rent for any storage space in excess of 1,023 rentable square feet leased by Lessee during the extension Term as set forth below:

Period	Rent/SF
2/1/13-1/31/14	$15.42/sf
2/1/14-1/31/15	$15.81/sf
2/1/15-1/31/16	$16.21/sf

(C) Lessor shall have no obligation to do any work in the Premises or give any work allowance; (D) there shall be no new Base Year; and (E) there shall be no further option to extend beyond the expiration of such extension Term except as set forth in subparagraph (ii) below.

(ii)	The second extension option (the “Second Extension Option”) shall be for an additional period of five (5) years and upon all of the terms and conditions of this Lease, except that (A) the Rent during the extension Term shall be the greater of (x) the Rent during the twelve (12) months immediately preceding the extension Term and (y) the fair rental value of the Premises at the date six (6) months prior to the commencement of the extension Term; (B) the rent for any storage space leased by Lessee during the extension Term shall be the greater of (x) the rent per square foot payable during the twelve (12) months immediately preceding the extension Term multiplied by the total rentable square feet of storage space leased by Lessee (without deduction or free rent) and (y) the fair rental value of such storage space at the date six (6) months prior to the commencement of the extension Term; (C) Lessor shall have no obligation to do any work in the Premises or give any work allowance; (D) there shall be no new Base Year; and (E) there shall be no further option to extend beyond the expiration of such extension Term.

(iii)	Lessee’s options may be exercised only by written notice of exercise given by Lessee to Lessor at least nine (9) months prior to the expiration of the then current Term. Failure to so exercise within such period shall render any subsequent attempted exercise void and of no effect, any principles of law or equity to the contrary notwithstanding. Lessee shall have no right to exercise its options to extend the Term, and any attempted exercise shall be void and of no effect, if: (i) the named Lessee has assigned this Lease or has at any time subleased (except as permitted without Lessor’s consent pursuant to Section 2805), in the aggregate, more than 50% of the Premises; or (ii) Lessee shall be in material default hereunder and such material default shall not have been cured at the time of the attempted exercise or, if such default occurs after Lessee’s attempted exercise of the option, at the time of the proposed commencement of the extension Term.

(iv)	In the event that the parties have not agreed upon the fair rental value of the Premises prior to the date six (6) months before the commencement of the Second Extension Term, such value shall be determined by arbitration in Hartford, Connecticut before a single arbitrator as follows:

(1)	Lessor and Lessee shall have fifteen (15) days within which to select one (1) mutually agreeable arbitrator. If Lessor and Lessee fail to agree on one (1) arbitrator within the fifteen (15) day period, either party may promptly request the American Arbitration Association to appoint an arbitrator for the matter, and said Association’s selection shall be binding upon Lessor and Lessee. Said Association shall appoint as arbitrator an individual with the following qualifications: not less than ten (10) years’ experience in the valuation of commercial rental properties in Hartford County; and has never been a direct or indirect employee or agent of either Lessor or Lessee.

(2)	Lessor and Lessee shall each submit to the arbitrator, in writing, a good faith determination of the fair rental value of the Premises within fifteen (15) days of such arbitrator’s date of appointment. In the event only one party timely submits such a determination, the submitting party’s determination shall be final and binding upon the parties.

(3)	The arbitrator selected must choose either Lessor’s or Lessee’s good faith determination of the fair rental value of the Premises and the arbitrator’s choice shall be final and binding upon the parties. In determining the fair rental value of the Premises and which of Lessor’s or Lessee’s determinations to select, the arbitrator shall consider all relevant factors. From the date of appointment, the arbitrator shall have forty-five (45) days within which to render a decision as to the fair rental value of the Premises.

(4)	Judgment upon the award rendered by the arbitrator shall be binding upon the parties and may be entered in any court of competent jurisdiction. The arbitrator shall determine the liability of the parties for the costs of the arbitration and may allocate counsel fees, witness fees and other costs between the parties.

          (h) OMT – Real Estate Taxes. Notwithstanding anything in the Lease to the contrary, if real estate taxes with respect to the Land are increased during any calendar year after the Base Year or after Lessor’s issuance of its Estimated OMT Statement for such calendar year, then Lessee shall pay to Lessor, without setoff or deductions of any kind, as additional rent and in addition to any real estate taxes due and payable pursuant to such Estimated OMT Statement, an amount equal to Lessee’s Proportionate Share of such increase. Such payments shall be made in the installments provided by the taxing authority within thirty (30) days after Lessee receives from Lessor notice of such tax increase and a bill for Lessee’s Proportionate Share thereof, together with a copy of the applicable bill received by Lessor from the taxing authority. If Lessor shall be required under a mortgage or other creditor arrangement to make real estate tax deposits monthly or otherwise, Lessee shall make the same installment payments to Lessor of its share of same. If Lessor receives a refund of any portion of real estate taxes that were included in the real estate taxes paid by Lessee, then Lessor shall reimburse Lessee its pro rata share of the net refunded taxes, less any expenses that Lessor reasonably incurred to obtain the refund.

          OMT – Capital Expenditures and Sewer Lien. Notwithstanding anything in the Lease to the contrary, OMT shall exclude such capital expenditures which, in accordance with federal income tax regulations, are not fully chargeable to current account in the year the expenditure is incurred provided, however, notwithstanding anything in the forgoing to the contrary, OMT shall specifically include the cost of any repairs, replacements or improvements made to the Building or Land amortized over their useful life. OMT shall specifically exclude all costs associated with that certain Voluntary Sewer Lien recorded against the Land on the Glastonbury Land Records.

          (i) Parking. The number of parking spaces available for Lessee’s use shall be increased to a total of 39 garage spaces and 247 surface spaces.

     2. Lessee Improvements. Lessor shall perform the work and make the installations in the Expansion Space as set forth in Exhibit B attached hereto and made a part hereof (“Lessor’s Construction”) and shall diligently pursue and use its best efforts to substantially complete same on or before the Effective Date.

(a)	The Expansion Space shall be conclusively deemed available for Lessee’s occupancy on the date that the following conditions have been met:

(i)	a certificate or certificates of occupancy (temporary or final) or other authorization permitting occupancy of the entire Expansion Space has or have been issued by the applicable governmental authority; and

(ii)	Lessor’s Construction with respect to the Expansion Space has been substantially completed (excluding any minor details of construction, decoration or mechanical adjustment which do not materially interfere with Lessee’s use of the Expansion Space).

(b)	Notwithstanding the provisions of subsection (a) above, if there is a delay in the availability of the Expansion Space for occupancy due to any material default, delay or omission by Lessee, then the Expansion Space shall be deemed available for occupancy on the date when the Expansion Space would have been available but for such default, delay or omission.

(c)	If Lessor shall not substantially complete Lessor’s Construction on or before such date, then that portion of the Rent representing the Rent for that part of the Expansion Space that has not been substantially completed shall abate for a number of days equal to the number between such date (as so extended) and the date of substantial completion of Lessor’s Construction.

(d)	Lessee, by entering into occupancy of any part of the Expansion Space, shall be deemed to have agreed that Lessor, up to the time of such occupancy, had performed all of its obligations hereunder with respect to such part and that such part, except for minor details of construction, decoration and mechanical adjustment referred to above, was in satisfactory condition as of the date of such occupancy, unless, within thirty (30) days after such date, Lessee shall have given notice to Lessor specifying the respects in which the same was not in such condition. If Lessee shall give Lessor such notice within said thirty (30) day period, Lessor shall promptly inspect the Expansion Space and shall proceed with reasonable diligence to remedy any defects therein.

(e)	Lessor shall notify Lessee of the anticipated date of substantial completion of Lessor’s Construction in a notice given at least ten (10) business days prior to the substantial completion date stated therein. Lessor and Lessee shall thereupon set a mutually convenient time for Lessee, Lessee’s architect and engineer, if applicable, Lessor and Lessor’s contractor to inspect the Expansion Space and Lessor’s Construction at which time Lessee or Lessee’s architects and engineers shall prepare a punch list or items to be completed in accordance with Lessee’s Plans (as defined in Exhibit B). Upon completion of the inspection, Lessee shall acknowledge in writing whether substantial completion of Lessor’s Construction has occurred, subject to any punch list items to be completed. Lessor shall proceed with reasonable diligence to complete the punch list items within (30) days thereafter.

     3. Brokerage. Lessee represents that it has not had or dealt with any realtor, broker or agent in connection with the negotiation of this Agreement except for CB Richard Ellis –N.E. Partners LP (“Broker”), and Lessee shall pay and hold Lessor harmless from any cost, expense or liability (including costs of suit and reasonable attorneys’ fees) for any compensation, commission or charges claimed by any realtor, broker or agent with respect to this Lease and the negotiation thereof, other than a claim of Broker and a claim based upon any written agreement between such person and Lessor. Lessor represents that it has not entered into a written agreement with any broker other than Broker, with respect to the leasing of the leased premises and which is in effect this date. Lessor shall compensate Broker pursuant to a separate agreement.

     4. Subordination. Section 2802 of the Lessee is deleted. This Agreement and the Lease as modified hereby shall be subject and subordinate to (i) any and all mortgages now or hereafter affecting the fee title of the Property, and to any and all present and future extensions, modifications, renewals, replacements and amendments thereof; and (ii) any and all ground leases now or hereafter affecting the Property or any part thereof and to any and all extensions, modifications, renewals, replacements and amendments thereof. Lessee will execute and deliver to Lessor, within twelve (12) business days of demand therefor, any reasonable certificate or instrument which Lessor, from time to time, may request for confirmation of the provisions of this Paragraph. Lessor shall provide Lessee with an agreement from any current or future holder of a mortgage on the Building or Land to the effect that, if there shall be a foreclosure of its mortgage, the Lease shall continue in full force and effect as a direct lease between mortgagee and Lessee subject to all the terms, covenants and conditions of the Lease and mortgagee shall not disturb Lessee’s right of quiet possession of the Premises under the terms of the Lease so long as Lessee is not in default of any term, covenant or condition of the Lease beyond any applicable grace period therefor.

     5. Notices and Estoppels. From time to time, but no more frequently than twice in each Lease Year, within ten (10) business days after notice from Lessor, Lessee shall execute, acknowledge and deliver to Lessor and/or to any other entity specified by Lessor, a certification concerning the status of this Lease and Lessee’s occupancy of the Premises, including without limitation that this Lease is unmodified in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), stating the dates to which the Rent has been paid, and stating whether or not there exists any default by Lessor under this Lease, and, if so, specifying each such default.

     Article XIX of the Lease is amended by deleting Section 1901 and substituting the following:

     1901. Any notice, demand, consent, approval, direction, agreement or other communication required or permitted hereunder or under any other documents in connection herewith shall be in writing and shall be directed as follows:

If to Lessor:

Winding Brook Drive LLC
c/o Abbey Road Advisors LLC
8 Wright Street
Westport, Connecticut 06880
Attention: Mr. W. M. Keeney
Facsimile: (203) 227-9778

If to Lessee:

Open Solutions Inc.
455 Winding Brook Drive
Glastonbury, Connecticut 06033
Attention: Carl Blandino
Facsimile: (860) 652-3156

or to such changed address or facsimile number as a party hereto shall designate to the other parties hereto from time to time in writing. Notices shall be (i) personally delivered

(including delivery by Federal Express, United Parcel Service or other comparable nation-wide overnight courier service) to the offices set forth above, in which case they shall be deemed delivered on the date of delivery (or first business day thereafter if delivered other than on a business day or after 5:00 p.m. EST or DST to said offices); (ii) sent by certified mail, return receipt requested, in which case they shall be deemed delivered on the date shown on the receipt unless delivery is refused or delayed by the addressee in which event they shall be deemed delivered on the third day after the date of deposit in the U.S. Mail; or (iii) sent by means of a facsimile transmittal machine, with hard copy to follow promptly by nationwide overnight courier service, in which case they shall be deemed delivered at the time and on the date of facsimile receipt thereof.

     6. Lender Approval. Anything in the Lease to the contrary notwithstanding, this Agreement shall not be binding on the parties unless and until this Agreement is approved in writing by Lessor’s current mortgagee, NewStar Financial, Inc. (“NewStar”). Promptly upon the execution hereof, Lessor shall submit a copy of the executed Agreement to NewStar, requesting said approval. If such approval is not received or deemed received pursuant to Lessor’s mortgage within twenty (20) days after the date of delivery to NewStar, either party may terminate this Agreement by notice to the other within five (5) business days after the expiration of such twenty (20) day period. If the approval is received, or if neither party terminates this Agreement under this Paragraph, this Agreement shall remain in effect.

     7. Ratification. Except as otherwise provided herein, all the terms and conditions of the Lease shall remain the same. The parties hereby ratify and affirm the Lease as amended hereby.

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IN WITNESS WHEREOF, the parties have executed this agreement as of the date first above written.

OPEN SOLUTIONS INC.
By:	/s/ Carl D. Blandino
	Name:	Carl Blandino
	Title:	Sr. Vice President and Chief Financial Officer

WINDING BROOK DRIVE LLC,
By:	ABBEY ROAD
ADVISORS MANAGEMENT LLC, its Managing Member

By:	ABBEY ROAD
ADVISORS LLC, its Manager

By:	/s/ W. Mark Keeney
	Name:	W. Mark Keeney
	Title:	Manager

EXHIBIT A

(Floor Plan of First Floor with Expansion Space Shown as Cross-Hatched Area)

EXHIBIT B

Lessor’s Construction

1. Lessee’s Plans.

     (a) Lessee shall, on or before 12:00 noon on October 1, 2005 (“Plan Submission Date”), at Lessee’s expense and subject to the Allowance set forth below, submit to Lessor final and complete dimensioned and detailed plans and drawings of partition layouts (including openings), ceiling and lighting layouts, colors, mechanical and electrical circuitry plans and any and all other information as may be reasonably necessary to complete the construction of the Expansion Space in accordance with this Exhibit B (such plans are collectively referred to herein as “Lessee’s Plans”). The partition layout, and ceiling and lighting layout plans shall be 1´0´´ = 1/8´´ scale. Lessee shall submit Lessee’s Plans and any other plans required by this Exhibit B to Lessor in form, quality and quantity acceptable for the purposes of filing for a building permit with the Building Department of the Town of Glastonbury (the “Town”), and such plans shall be signed and sealed by an architect licensed in the State of Connecticut;

     (b) Lessor shall approve Lessee’s Plans as soon as reasonably possible or designate by notice to Lessee the specific changes required to be made to Lessee’s Plans, which Lessee shall use its best efforts to make within seven (7) business days of receipt. This procedure shall be repeated until Lessee’s Plans are finally approved by Lessor.

     (c) All plans, drawings and specifications with respect to the Expansion Space required to be submitted by Lessee to Lessor shall comply with and conform with the Building plans filed with the Town and with all the rules, regulations and/or other requirements of any governmental department having jurisdiction over the construction of the Building and/or Expansion Space. Lessee shall prepare drawings in accordance with pre-existing conditions and field measurements.

     (d) If Lessee’s Plans all in final and complete form, are not delivered to Lessor on or before the Plan Submission Date or within five (5) days thereof, then notwithstanding anything herein to the contrary, Lessee obligations under this Agreement including, without limitation, the obligation to pay Rent, shall commence on the Effective Date or on such earlier date as Lessee occupies any part of the Expansion Space.

     (e) Lessor’s review of Lessee’s Plans is solely to protect the interests of Lessor in the Building and the Expansion Space, and Lessor shall be neither the guarantor of, nor responsible for, the correctness or accuracy of Lessee’s Plans or the compliance of Lessee’s Plans with applicable requirements of the Town.

     2. Performance; Extra Work.

     (a) Lessor shall, subject to the terms and conditions of this Exhibit B, supply the materials and the labor necessary to install the same in a workmanlike manner in connection with the preparation of the Expansion Space to conform to Lessee’s Plans (“Lessor’s Construction”).

     (b) If Lessee desires extra work, materials or equipment not included in Lessee’s Plans (“Extra Work”), then Lessee must deliver to Lessor complete information concerning such Extra Work, including all architectural, electrical, mechanical and finishing drawings, specifications and details on or before the Plan Submission Date. Lessor shall submit a proposal to Lessee for such work within thirty (30) days after the Plan Submission Date. If Lessee decides to accept Lessor’s proposal and proceed with the Extra Work, the Extra Work shall equal the cost to Lessor from its contractor and/or sub-contractors, plus ten percent (10%) overhead plus ten percent (10%) management fee (such amount is hereafter referred to as “Lessor’s Cost”).

     Lessor will not be obligated to perform any Extra Work that, in Lessor’s reasonable opinion, would cause a delay in completion of Lessor’s Construction, unless Lessee agrees that any delays resulting therefrom will be deemed Lessee’s Delays (as hereinafter defined).

     (c) Lessee shall not engage any contractor to perform any Extra Work, unless Lessor has given Lessee notice of its refusal to perform such work and has approved the identity of the contractor that Lessee wishes to engage.

3. Lessee’s Delay.

     “Lessee’s Delay” means any delay that Lessor may encounter in the performance of Lessor’s obligations under this Exhibit B by reason of any act, neglect, failure or omission of Lessee, its agents, servants, employees, contractors or sub-contractors, or in the performance of Lessee’s obligations under this Exhibit B or this Agreement, including, without limitation:

     (a) delay due to requests by Lessee for items other than Lessor’s Construction and Extra Work;

     (b) delay due to Lessee’s or Lessee’s contractors’ performance or execution of Lessee’s own work or interference with Lessor’s contractors; and

     (c) delays resulting from any changes or additions to Lessee’s Plans requested by Lessee.

     If the substantial completion of the Expansion Space by Lessor shall be delayed by reason of any Lessee’s Delay, the Expansion Space shall be deemed ready for occupancy on the date when the Expansion Space would have been so ready but for such Lessee’s Delay.

4. Approvals.

     Except as otherwise herein permitted or required, any approvals or disapprovals required to be given by Lessee shall be deemed given as follows: submissions of plans,

drawings, layouts, estimates, etc. and requests for authorization submitted to Lessee which are not disapproved in writing by Lessee and received by Lessor within seven (7) business days after submission to Lessee, shall be deemed approved and authorized.

5. Allowance.

     (a) Lessor will provide an allowance of $409,520.00 (the “Allowance”) that will be applied to Lessor’s Cost of performing Lessor’s Construction and Extra Work performed by Lessor, including the cost of preparation of Lessee’s Plans (collectively, the “Work”). Lessee shall pay to Lessor, within fifteen (15) days after each invoice delivered by Lessor, any excess of Lessor’s Cost of the Work over the Allowance. Lessee shall have no claim to any balance if the Allowance shall not be exhausted as of the Effective Date as provided above.

     (b) Except for Lessor’s Construction, Lessee accepts the Expansion Space in “as is” condition, and acknowledges that it has had an opportunity to inspect the Expansion Space before the Lease was executed.

6. Lessee’s Installations.

     (a) If Lessee shall desire to perform and make any installations (“Lessee’s Installations”) which are not to be performed by Lessor for Lessee and Lessor shall have approved Lessee’s choice of contractors and/or subcontractors, Lessor will afford Lessee access to the Expansion Space prior to the completion of Lessor’s Construction and Extra Work for the purpose of making inspections, taking measurements and making Lessee’s Installations (all of which are to be paid for by Lessee), provided that Lessee’s Installations will not require any structural change in the Building or the Expansion Space, and further provided that the construction of the Building and/or the Expansion Space and all installations required to be made by Lessor therein shall have reached a point which in Lessor’s sole judgment, exercised in good faith, will not delay or hamper Lessor in the completion of the Building and/or the Expansion Space.

     (b) Prior to the commencement of Lessee’s Installations, Lessee shall submit to Lessor complete detailed plans and specifications thereof for Lessor’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Any entry by Lessee in or on the Expansion Space shall be at Lessee’s sole risk and, upon request of Lessor, Lessee shall pay for and deliver to Lessor policies and certificates of insurance in amounts and with such companies as shall be reasonably satisfactory to Lessor, such as, but not limited to Public Liability, Property Damage and Workmen’s Compensation, to protect Lessor and Lessee during the period of performing Lessee’s Installations. Lessor and Lessor’s general contractor shall be named as additional insured parties in such policies or certificates of insurance and the same shall be continued in effect during the period of the performance of Lessee’s Installations.

     (c) All Lessee’s Installations shall be in accordance with the rules and regulations of any governmental department or bureau having jurisdiction thereover and shall not conflict with, or be in violation or cause any violation of, Lessor’s basic

Building plans and/or the construction of the Building, and all Lessee’s Installations shall be completed free of all liens and encumbrances. All permits which may be required by Lessee for Lessee’s Installations shall be procured and paid for by Lessee only after having obtained Lessor’s written approval of such work, or, if Lessor shall deem the same advisable, Lessor may procure such permits and Lessee shall pay for the same. No plans and/or specifications required to be filed by Lessee pursuant to any work contemplated to be performed by it within the Expansion Space shall be filed or submitted to any governmental authority having jurisdiction thereover without first having obtained Lessor’s approval to same.

     (d) Notwithstanding anything to the contrary contained hereinabove, Lessor reserves the right to deny Lessee or its contractor access to the Expansion Space and/or to request Lessee to withdraw therefrom and cease all work being performed by it or on its behalf by any person, firm or corporation other than Lessor, if Lessor shall, in its sole judgment, exercised in good faith, determine that the commencement and/or the continuance of Lessee’s Installations shall interfere with, hamper or prevent Lessor from proceeding with the completion of the Building and/or the Expansion Space at the earliest possible date. Should Lessee enter upon the Expansion Space for the purpose of performing any work, the labor employed by Lessee or anyone performing such work for or on behalf of Lessee shall always be harmonious and compatible with the labor employed by Lessor or any contractors or subcontractors of Lessor. Should such labor be incompatible with such Lessor’s labor as shall be determined by the sole judgment of Lessor, to be exercised in good faith, Lessor may require Lessee to withdraw from the Expansion Space until the completion of the Building and/or Expansion Space by Lessor.

     (e) In the event Lessee or Lessee’s contractor shall enter upon the Expansion Space or any other part of the Building, as may be permitted by Lessor, Lessee shall indemnify and save Lessor free and harmless from and against any and all claims arising from or out of any entry thereon or the performance of said work and from and against any and all claims arising from or claimed to arise from any act or neglect of Lessee or Lessee’s representatives or from any failure to act, or for any other reason whatsoever arising out of said entry or such work.